Exhibit 99.1
Houston, Texas
February 2, 2016

FOR IMMEDIATE RELEASE - EARNINGS

HOUSTON, February 2, 2016 -- Atwood Oceanics, Inc. (NYSE: ATW) ("Company"), announced today that it had earned net income of $39.1 million or $0.60 per diluted share, on revenues of $307.8 million for the quarter ended December 31, 2015, compared to net income of $150.7 million or $2.32 per diluted share on revenues of $363.2 million for the quarter ended September 30, 2015 and compared to net income of $46.2 million or $0.71 per diluted share, on revenues of $351.7 million for the quarter ended December 31, 2014.

During the quarter ended December 31, 2015, the Company recorded a non-cash impairment charge of approximately $64.7 million ($64.7 million, net of tax, or $1.00 per diluted share) related to the Atwood Falcon. During the quarter ended December 31, 2014, the Company recorded a non-cash impairment charge of approximately $60.8 million ($56.1 million, net of tax, or $0.86 per diluted share) related to the Atwood Hunter. Additionally, during the quarter ended December 31, 2015, we recorded other income of approximately $18 million ($18 million, net of tax, or $0.28 per diluted share) for expected insurance recoveries related to cyclone damage to the Atwood Osprey.

	For the Three Months Ended
	(Unaudited)
(In thousands, except per share amounts)	December 31, 2015	September 30, 2015	December 31, 2014
Revenues	$307,819	$363,176	$351,726
Income before Income Taxes	50,295	166,115	55,340
Provision for Income Taxes	(11,214)	(15,421)	(9,122)
Net Income	$39,081	$150,694	$46,218

Earnings per Common Share -
Basic	$0.60	$2.33	$0.72
Diluted	$0.60	$2.32	$0.71

ATWOOD OCEANICS, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,
(In thousands, except per share amounts)	2015	2014
REVENUES:
Contract drilling	$294,615	$336,761
Revenues related to reimbursable expenses	13,204	14,965
Total revenues	307,819	351,726

COSTS AND EXPENSES:
Contract drilling	130,652	136,465
Reimbursable expenses	8,286	11,907
Depreciation	42,827	44,575
General and administrative	15,177	17,409
Asset impairment	64,724	60,777
Loss on sale of equipment	77	9,806
	261,743	280,939

OPERATING INCOME	$46,076	$70,787

OTHER INCOME (EXPENSE):
Interest expense, net of capitalized interest	(13,761)	(15,504)
Interest income	4	57
Other income	17,976	—
	4,219	(15,447)

INCOME BEFORE INCOME TAXES	50,295	55,340
PROVISION FOR INCOME TAXES	11,214	9,122
NET INCOME	$39,081	$46,218

EARNINGS PER COMMON SHARE:
Basic	$0.60	$0.72
Diluted	$0.60	$0.71
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	64,765	64,405
Diluted	64,921	65,015

ATWOOD OCEANICS, INC. AND SUBSIDIARIES
UNAUDITED ANALYSIS OF REVENUES AND DRILLING COSTS

	REVENUES
	Three Months Ended
(In millions)	December 31, 2015	September 30, 2015	December 31, 2014
Ultra-Deepwater	$182	$197	$167
Deepwater	72	79	98
Jackups	41	73	72
Reimbursable	13	14	15
	$308	$363	$352

	DRILLING COSTS
	Three Months Ended
(In millions)	December 31, 2015	September 30, 2015	December 31, 2014
Ultra-Deepwater	$61	$58	$63
Deepwater	43	25	41
Jackups	26	35	31
Reimbursable	8	9	12
Other	1	—	1
	$139	$127	$148

ATWOOD OCEANICS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except par value)	December 31, 2015	September 30, 2015
	(Unaudited)
ASSETS
Cash	$115,669	$113,983
Accounts receivable, net	249,874	311,514
Income tax receivable	9,534	8,705
Inventories of materials and supplies, net	117,703	137,998
Prepaid expenses, deferred costs and other current assets	24,461	33,735
Total current assets	517,241	605,935

Property and equipment, net	4,208,091	4,172,132

Other receivables	11,831	11,831
Deferred income taxes	150	150
Deferred costs and other assets	11,133	11,285
Total assets	$4,748,446	$4,801,333

LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable	$55,313	$70,161
Accrued liabilities	20,528	23,572
Dividends payable	4,858	16,164
Interest payable	19,042	7,704
Income tax payable	13,264	13,906
Deferred credits and other liabilities	3,284	3,941
Total current liabilities	116,289	135,448

Long-term debt	1,608,399	1,678,268
Deferred income taxes	988	1,658
Deferred credits	309	800
Other	38,922	37,989
Total long-term liabilities	1,648,618	1,718,715

Commitments and contingencies

Preferred stock, no par value, 1,000 shares authorized, none outstanding	—	—
Common stock	64,768	64,654
Paid-in capital	214,754	213,096
Retained earnings	2,704,219	2,670,148
Accumulated other comprehensive loss	(202)	(728)
Total shareholders' equity	2,983,539	2,947,170
Total liabilities and shareholders' equity	$4,748,446	$4,801,333

ATWOOD OCEANICS, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended December 31,
(In thousands)	2015	2014
Cash flows from operating activities:
Net income	$39,081	$46,218
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	42,827	44,575
Amortization	1,250	2,504
Provision for doubtful accounts	757	—
Deferred income tax benefit	(714)	(3,380)
Share-based compensation expense	2,371	4,024
Asset impairment	64,724	60,777
Loss on sale of assets	77	9,806
Changes in assets and liabilities:
Accounts receivable	60,883	27,965
Income tax receivable	(829)	(717)
Inventories of materials and supplies	1,628	(6,771)
Prepaid expenses, deferred costs and other current assets	7,462	5,095
Deferred costs and other assets	(1,050)	62
Accounts payable	(8,220)	(14,248)
Accrued liabilities	8,570	14,866
Income tax payable	(642)	(1,333)
Deferred credits and other liabilities	1,973	5,263
Net cash provided by operating activities	220,148	194,706

Cash flows from investing activities:
Capital expenditures	(131,547)	(149,042)
Proceeds from sale of assets	—	1,348
Net cash used in investing activities	(131,547)	(147,694)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	45,000	—
Principal payments on long-term debt	(115,000)	—
Repayments on short-term debt, net	—	(5,931)
Dividends paid	(16,316)	—
Proceeds (payments) related to exercise of stock options	(599)	784
Debt issuance costs paid	—	(142)
Net cash used by financing activities	(86,915)	(5,289)
Net increase in cash and cash equivalents	1,686	41,723
Cash and cash equivalents, at beginning of period	113,983	80,080
Cash and cash equivalents, at end of period	$115,669	$121,803

Non-cash activities:
Increase decrease in accrued liabilities relate to capital expenditures	$10,530	$(4,525)
Change in dividends payable	4,858	—

Atwood Oceanics, Inc. is a leading offshore drilling company engaged in the drilling and completion of exploration and development wells for the global oil and gas industry. The Company currently owns 11 mobile offshore drilling units and is constructing two ultra-deepwater drillships. The Company was founded in 1968 and is headquartered in Houston, Texas. Atwood Oceanics, Inc. common stock is traded on the New York Stock Exchange under the symbol "ATW." For more information about the Company, please visit www.atwd.com.

Conference Call

The Company has scheduled a conference call and webcast related to its first quarter 2016 results on Wednesday, February 3, 2016, at 10:00 A.M EDT. Interested parties are invited to listen to the call by dialing 1-800-894-5910, or internationally 1-785-424-1052, Conference ID - Atwood, Password 46118. Interested parties may also listen over the Internet through a link posted in the Investor Relations section of the Company's Web site.

A replay of the conference call will be available on the Company's Web site following the end of the live call.

Contact: Mark W. Smith
Senior Vice President and Chief Financial Officer
(281) 749-7840